Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 1st day of March 2024 (the “Effective Date”), by Vision Marine Technologies Inc., a Canadian company with an address at 730 Boulevard du Cure-Boivin, Boisbriand (Quebec) J7G 2A7 (the “Company”), and Raffi Sossoyan (“Executive”). Executive and the Company are referred to as “Parties” or “Party” herein.

WHEREAS, Executive is currently employed as Director of Finance of the Company, pursuant to the terms of a certain Employment Agreement dated the 22nd of September 2023 between the Company and the Executive (the “Prior Agreement”); and

WHEREAS, as of the Effective Date, the Company desires to engage Executive as Chief Financial Officer (“CFO”) and Executive desires to be engaged as CFO, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.	Termination of Prior Agreement; Term

(a)       Upon the Effective Date, the Prior Agreement shall be terminated and of no further force and effect.

(b)       The Company shall employ Executive, and Executive shall be employed by the Company, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5 below, Executive’s employment pursuant to this Agreement shall be for a period of two (2) years commencing on the Effective Date and ending on March 1, 2026 (the “Employment Period”). Non-renewal of this Agreement shall not constitute a termination of Executive under this Agreement for purposes of Section 5 below.

2.	Title; Duties

(a)       Executive shall be employed as Chief Financial Officer. Executive shall report to the Chief Executive Officer (“CEO”) of the Company, who shall have the final and exclusive authority to direct, control and supervise the activities of Executive. Executive shall perform such services consistent with his position as may be assigned to him from time to time by the CEO. Executive is employed in a fiduciary relationship with the Company. In addition to the foregoing, Executive shall perform duties consistent with his appointment from time to time to any other executive positions with the Company or any of the Company’s related or affiliated entities (the “Company Affiliates”). For the avoidance of doubt, Executive may be appointed, removed, and reappointed to or from executive and directorship positions of any Company Affiliate and any such action, other than a removal of Executive as an executive of the Company shall not constitute a termination of Executive under this Agreement.

(b)      Executive shall carry out his duties set forth in this Agreement from such location(s) as Executive may deem appropriate; provided, however, that Executive agrees to use his best efforts to carry out such duties principally from the Company’s main offices in Boisbriand, Quebec, Canada.

3.	Extent of Services

(a)      General. Executive shall devote a substantial majority of his business time, attention, skill, and effort to the performance of his duties under this Agreement. Executive may, to the extent such activities do not impair the performance of his duties to the Company: (i) engage in personal investments and charitable, professional, and civic activities; (ii) serve on boards of directors (or other governing bodies) of non-competitive corporations (or other entities) other than the Company; and (iii) engage in such additional activities and serve on such additional boards of directors (or other governing bodies) as the Board shall approve; provided, however, that Executive shall resign promptly from any additional boards of directors (or other governing bodies) if directed to do so by the Board of in its sole and absolute discretion. Executive shall not serve on the board of directors (or other governing body) of any corporation (or any other entity) that engages in activities in competition with those of the Company. Executive shall perform his duties to the best of his ability, shall adhere to the Company’s published policies and procedures, and shall use his best efforts to promote the interests, reputation, business, and welfare of the Company.

4.	Compensation and Benefits

(a)       Salary. The Company shall pay Executive a gross annual base salary (“Base Salary”) of CA$260,000. The Base Salary shall be payable in arrears in approximately equal monthly installments in accordance with the Company’s payroll practice, minus such deductions as may be required by law or reasonably requested by Executive. The Board shall review Executive’s Base Salary annually in conjunction with its regular review of executives’ salaries and make such increases, if any, to his Base Salary as the Board shall deem appropriate in its sole and absolute discretion.

(b)	Variable Compensation

(i)         Executive shall be entitled to a signing bonus of CA$50,000 that will be paid in the form of common shares of the Company, to be paid within 30 days from the date of this Agreement. This bonus is conditional on the Executive remaining on the job for a consecutive period of twelve (12) months, starting on the 1st day of March 2024. Failing this, the employee must return the said sums to the Company, except by reason of termination of this Agreement pursuant to Section 5(b) or (c) below.

(ii)        Executive shall be entitled to receive an “Incentive Bonus” in an amount equal to twenty-five percent (25%) of his annual Base Salary, payable upon release of the Company’s annual consolidated financial statements, subject to the conditions to be set from time to time by the Company’s Board of Directors in its sole and absolute discretion.

(iii)       Executive shall be eligible to participate in any equity compensation plan under which similarly-situated senior executives of the Company are eligible to receive equity awards for service to the Company including, without limitation, the Amended and Restated Option(s) Plan (the “Option Plan”). The terms and amounts of any equity awards granted to Executive under the Option Plan or otherwise, shall be determined by the Board in its sole and absolute discretion.

(iv)       Executive may be eligible to participate in such other incentive compensation programs as may be provided to senior executives of the Company from time-to-time.

(c)       Vacation. Executive will be entitled to five (5) weeks’ paid annual vacation per calendar year (the “Vacation”) during the continuance of this Agreement. Executive’s entitlement to any such paid Vacation during any year (including the initial year) during the continuance of this Agreement will be subject, at all times, to the Executive’s entitlement to only a pro rata portion of any such paid Vacation time during any year (including the initial year) and to the effective date upon which this Agreement is terminated prior to the end of any such year for any reason whatsoever.

(d)       Professional Dues and Mandatory Professional Training. The Company will pay or reimburse Executive for all reasonable costs related to: (i) professional dues required to remain a member in good standing of those bodies that license and regulate the accounting profession in Canada, (ii) maintaining the Executive’s mandatory professional liability insurance with such bodies and (iii) any mandatory continuing training that may be required by such bodies, the whole up to a maximum annual gross amount of CA$15,000.00.

(e)       Annual Medical Exam. The Company will pay or reimburse Executive for all reasonable costs related to the Executive’s annual private medical check-up.

(f)       Other Benefits. Executive shall be entitled to participate in such life, health and disability insurance, pension, deferred compensation and incentive plans, drug and dental coverage plans and other benefits as the Company extends, or may in the future extend, as a matter of policy, to senior executive employees of the Company.

(g)       Reimbursement of Business Expenses

(i)        The Company will pay, or reimburse Executive for, all reasonable out-of-pocket expenses properly incurred or paid by Executive during the course of his employment, all in accordance with the Company’s policies and procedures concerning expense reimbursement (as such policies and procedures may be amended from time to time at the sole discretion of the Company).

(ii)        The Company will provide to Executive, at the Company’s expense, a laptop computer and a smartphone device, and will assume the costs related to a sufficient mobile data plan.

5.	Termination

(a)       Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement at any time for Cause upon written notice. For purposes of this Agreement, “Cause” for termination shall mean any of the following: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment or nolo contendere by Executive to, any felony or any other crime involving dishonesty; (ii) fraud, misappropriation, embezzlement, or breach of fiduciary duty by Executive with respect to the Company; (iii) Executive’s willful failure, bad faith, or gross negligence in the performance of his assigned duties for the Company following Executive’s receipt of written notice of such willful failure, bad faith, or gross negligence; (iv) Executive’s failure to follow reasonable and lawful directives of the Board following Executive’s receipt of written notice of such failure; (v) any act or omission of Executive that that the Board reasonably determines to be likely to have a material adverse impact on the Company’s business or reputation for honesty and fair dealing; other than an act or failure to act by Executive acting reasonably, in good faith and without reason to believe that such act or failure to act would adversely impact the Company’s business or reputation for honesty and fair dealing; or (vi) the breach by Executive of any material term of this Agreement following Executive’s receipt of written notice of such breach. The Company shall provide Executive a period of thirty (30) days following receipt of any written Cause notification in order to allow Executive the opportunity to effectuate a cure of the acts or omissions that form the basis for the determination, but only to the extent such acts or omissions are capable of cure.

(b)       Termination by the Company without Cause. Upon giving Executive sixty (60) days’ written notice, the Company may terminate this Agreement without Cause. At the Company’s sole and absolute discretion, it may substitute sixty (60) days’ salary in lieu of notice. Any salary paid to Executive by the Company in lieu of notice shall not be offset against any entitlement Executive may have to the Severance Payment pursuant to Section 6(c)(i) below.

(c)       Termination by Executive for Good Reason. Executive may terminate his employment with the Company under this Agreement at any time for Good Reason, upon sixty (60) days’ written notice by Executive to the Company. Executive may not terminate this Agreement for Good Reason hereunder unless and until he has provided the Company with written notice of the action which Executive contends to be Good Reason (which notice must specify that such action constitutes the basis for a “Good Reason” resignation hereunder), such written notice is provided within sixty (60) days of the occurrence of the event which Executive contends to be Good Reason and the Company has failed to reasonably remedy such action within thirty (30) days of receiving such written notice. For purposes of this Agreement, “Good Reason” for termination shall mean any of the following: (i) the assignment to Executive of substantial duties or responsibilities materially inconsistent with Executive’s position at the Company or any other action by the Company which results in a substantial diminution of Executive’s duties or responsibilities as a senior executive of the Company (for the avoidance of doubt, if Executive is removed as a director or senior executive of any Company Affiliate, such removal or resignation shall not constitute a basis for a resignation or termination of this Agreement by Executive for Good Reason); (ii) The Company’s failure to pay Executive any Base Salary or other compensation to which he is entitled for a period of three (3) business days; (iii) a material reduction in Executive’s Base Salary; or (iv) a breach of any material term of this Agreement by the Company.

(d)       Executive’s Death or Disability. Executive’s employment with the Company shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, “Disability” shall mean such permanent physical or mental impairment as would render Executive unable to perform his duties under this Agreement for more than one hundred eighty (180) days. If the Employment Period is terminated by reason of Executive’s Disability, either party shall give thirty (30) days’ advance written notice to that effect to the other. This Section 5(d) is intended to be interpreted and applied consistent with any laws, statutes, regulations, and ordinances prohibiting discrimination, harassment, or retaliation on the basis of a disability.

(e)       Termination by Executive without Good Reason. Executive may terminate his employment under this Agreement at any time without Good Reason upon giving the Company sixty (60) days’ written notice.

6.	Effect of Termination

(a)       General. Regardless of the reason for any termination of this Agreement (other than terminations due to Executive’s death or Disability, which are covered by Sections 6(e)(i) and (ii) below, respectively), Executive shall be entitled to receive each of the following: (i) payment of any unpaid portion of his Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with Section 4(g) above; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of the Company.

(b)       Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, Executive shall have no rights or claims under this Agreement against the Company or its officers, directors, employees, or equity holders, with respect to such termination of employment, except only to receive the payments and benefits described in Section 6(a) above.

(c)       Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates this Agreement without Cause pursuant to Section 5(b) above, or Executive terminates this Agreement for Good Reason pursuant to Section 5(c) above during the Employment Period, then Executive shall only be entitled to receive, and the Company shall pay, in addition to the items referenced in Section 6(a) above, the following:

(i)        An aggregate amount equal to his Base Salary at the rate in effect on his last day of employment (the “Severance Payment”). The Severance Payment shall be paid in twelve (12) equal monthly installments commencing after Executive’s termination of employment, subject to all legally required payroll deductions and withholdings. The twelve (12)-month period during which Severance Payments shall be tendered is the “Severance Payment Period.”

(ii)        To help defray Executive’s costs of procuring health, dental or drug insurance coverage, the Company shall pay Executive an additional monthly amount of Five Hundred Dollars ($500.00) (the “Additional Amount”) with each Severance Payment installment during the Severance Payment Period to be paid to the Executive under Section 6(c).

(d)       Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, Executive shall only be entitled to receive the payments and benefits described in Section 6(a).

(e)	Termination upon Death or Disability

(i)        If Executive’s employment terminates in the event of his death, Executive’s estate shall be entitled to receive (a) payment of any unpaid portion of his Base Salary through the date of his death and (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program of the Company. Executive’s estate shall not be entitled to receive any severance pay or benefits or other amounts for termination due to his death other than as provided in this Section 6(e)(i); and

(ii)        In the event Executive’s employment terminates due to his Disability, he shall be entitled to receive his Base Salary through the date he is terminated due to his Disability. Executive shall receive no severance pay or benefits for termination due to his Disability other than as provided in this Section 6(e)(ii).

(f)        Non-Renewal of Employment. If employment terminates based upon the expiration of the Employment Term, then Executive shall only be entitled to receive the items referenced in Section 6(a) above.

(g)       Termination following Change in Control. If a Change in Control (as defined below) occurs during the Employment Period, the following provisions shall apply:

(i)        Termination without Cause or for Good Reason. If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason within two (2) years following a Change in Control, the termination shall be treated as a termination pursuant to Section 6(c) above; provided, however, that the Severance Payment shall be increased to two times (2X) Executive’s Base Salary.

For purposes of this Agreement, a “Change in Control” means a (i) Change in Ownership of the Company, (ii) Change in Ownership of Assets of the Company, or (iii) a Change in Effective Control of the Company, as described herein and construed in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(A)        A “Change in Ownership of the Company” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire, ownership of the equity interests of the Company that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of the Company. However, if any Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company. An increase in the percentage of equity interests owned by any Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its equity interests in exchange for property shall be treated as an acquisition of equity interests.

(B)        A “Change in the Ownership of Assets of the Company” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(C)        A “Change in Effective Control of the Company” shall occur on the date more than fifty percent (50%) of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the existing members of the Board.

The following rules of construction apply in interpreting the definition of Change in Control:

(A)        A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the equity interests of the Company in a registered public offering.

(B)        Persons shall be considered to be “Persons Acting as a Group (or a Group)” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company. If a Person owns equity interests in both the Company and the other corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction, such holder is considered to be acting as a Group with other holders only with respect to the ownership in the entity giving rise to the change and not with respect to the ownership interest in the Company. Persons shall not be considered to be acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)        For purposes of this definition, fair market value shall be determined by the Board.

(D)        A Change in Control shall not include a transfer to a related person as described in Code Section 409A.

(E)        For purposes of this definition, Code Section 318(a) applies to determine ownership. Equity underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for equity that is not substantially vested (as defined by Treasury Regulation §§1.83-3(b) and (j)), the equity underlying the option is not treated as owned by the individual who holds the option.

(F)        A public offering of the Company’s securities shall not constitute a Change in Control under this Agreement.

(h)        Separation Agreement Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 6(c), (d), (e), or (g) above shall commence until Executive executes and delivers a Separation and General Release Agreement (the “Separation Agreement”) in form and substance satisfactory to the Company and releasing the Company from all claims, which must occur by no later than the thirtieth (30th) day following the termination of Executive’s employment.

(i)            Cooperation. Following the Employment Period, Executive shall assist and cooperate with the Company in the orderly transition of work to others if so requested by the Company. Executive shall cooperate with the Company and be responsive to requests for information by it relating to its business matters about which Executive may have information or knowledge and reasonably assist the Company with any litigation, threatened litigation or arbitration proceeding relating to the Company’s business as to which business Executive had relevant knowledge, and the Company shall reimburse Executive for reasonable costs, including attorneys’ fees and expenses, actually incurred by Executive in connection with such assistance.

7.	Confidentiality

(a)       Definition of Confidential Information. Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company’s or a Company Affiliates’ past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, patents, trademarks, inventions, know-how, trade secrets, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, distribution agreements and other contracts; customer and supplier lists, price lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of the Company or any Company Affiliates or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company, the Company Affiliates, and Executive as proprietary and confidential information of the Company and the Company Affiliates (the “Confidential Information”).

(b)       Exclusions. Notwithstanding the foregoing, Confidential Information shall not include (i) information disseminated by the Company or Company Affiliates on a non-confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by Executive or any other person; or (iii) information that the Company or Company Affiliates, as the case may be, does not consider confidential.

(c)       Obligations. Both during the Employment Period and after termination of his employment for any reason, including expiration of the Employment Period (the “Nondisclosure Restricted Period”), Executive shall preserve and protect the confidentiality of the Confidential Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Executive shall not (i) disclose or disseminate the Confidential Information to any third party, including employees of the Company without a legitimate business need to know; (ii)  remove the Confidential Information from the Company’s premises without a valid business purpose; or (iii) use the Confidential Information for his own benefit or for the benefit of any third party, in each of the foregoing cases during the Nondisclosure Restricted Period.

(d)       Exceptions. Notwithstanding any other provision of this Agreement, Executive may, if and solely to the extent required by law, disclose Confidential Information but, to the extent possible, shall first notify the Company in writing of each such requirement so that the Company may seek a protective order or waive compliance with this Agreement. Executive will cooperate fully with the Company at the expense of the Company in seeking any such protective order.

(e)       Return of Confidential Information. Executive acknowledges that all the Confidential Information pre-existing, used or generated during the course of his employment by the Company is the property of the Company and the Company Affiliates, as the case may be, and Executive holds and uses such as a trustee for the Company or the Company Affiliates and subject to the Company’s and the Company Affiliates’ sole control. Executive shall deliver to the Company all documents and other tangibles (including diskettes and other storage media) containing the Confidential Information (x) at any time upon request by the Company and (y) immediately upon termination of the Employment Period.

8.	Noncompetition and Non-Solicitation

(a)       Restriction on Competition. During the Employment Period and a period of twelve (12) months following the expiration, resignation or termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not engage, directly or indirectly, either individually or through another person or entity, whether as an owner, employee, consultant, partner, principal, agent, representative, stockholder or otherwise, of, in, to or for any business that competes with the business of the Company and which is located or operating within the United States or Canada (the “Restricted Area”); provided, however, that Executive may own less than five percent (5%) of the outstanding stock of any publicly traded corporation that engages in a competing business. For purposes of this Section 8(a), a business that competes with the business of the Company shall include, but not be limited to, any business that is engaged in the design, manufacture, assembly, sale or leasing of electric boats and/or their related products, services and components.

(b)       Non-Solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person(s), solicit any former, current or prospective customer of the Company for the purpose of selling or supplying goods, products or services which are competitive to the goods, products and services supplied by the Company at the time of your termination.

(c)       Non-Solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly, solicit or employ or cause any business to solicit or employ any person who is then or was at any time during the two (2)-year period prior to Executive’s termination as an employee of the Company or a Company Affiliate, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such employee of the Company).

(d)       Acknowledgement. Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company and Company Affiliates as the result of his employment with the Company, as well as access to the relationships between the Company, and the Company Affiliates and their respective clients and employees. Executive further acknowledges that the business of the Company and the Company Affiliates is very competitive and that competition by him in that business during the Employment Period and the Restricted Period would severely injure the Company and the Company Affiliates, as the case may. Executive understands that the restrictions contained in this Section 8 are reasonable and are required for the Company’s and the Company Affiliates’ legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)       Severability. If any court determines that any provision of this Section 8 is invalid or unenforceable, the remainder of this Section 8 shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any portion of this Section 8 to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. This Section 8, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(f)       Breach of Restrictive Covenants. Notwithstanding any arbitration provisions contained in this Agreement, the Company shall have the right and remedy to have the provisions of this Section 8 specifically enforced by a court of competent jurisdiction without any requirement to first seek a remedy through arbitration, including by temporary or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The Company shall also have the right to seek damages for any breach of this Section 8.

(g)       Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

9.	Ownership of Intellectual Property.

(a)       Definition of Inventions. For purposes of this Agreement, “Inventions” means, collectively, all (i) discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), and (ii) each and every part of the foregoing that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

(b)       Exclusive Property. The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the “Intellectual Property Rights”), shall belong exclusively to the Company.

(c)       Work for Hire. For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

(d)       Disclosure. The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

(e)       Assignment. The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or its nominee (or their respective successors or assigns) all of the Executive’s right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Company.

(f)       Moral Rights. The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all the Executive‘s moral rights in respect of the Inventions.

(g)       Further Assistance. The Executive agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and, from time to time, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Executive’s obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

(h)       Representations and Warranties. The Executive hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (a) with respect to any previous invention, discovery or other item of intellectual property or (b) that require the Executive not to disclose the same.

10.	Arbitration

(a)          Matters for Arbitration. Except with respect to any claim for breach of the restrictive covenants contained in Sections 7 and 8 of this Agreement, including any request for injunctive relief to enforce compliance with the terms of Sections 7 and 8, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums.

(b)          Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five (5) business days’ prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five (5) business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

(c)          Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five (5) business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five (5) business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five (5) business days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, such arbitrators shall be appointed in accordance with the provisions of the Quebec Code of Civil Procedure (the “Code”). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Code. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Montreal, Quebec, for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Code or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

(d)          Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

11.	Miscellaneous

(a)        Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the Parties. Failure or delay by either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

(b)        No Representation or Claims. The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. The Executive has no claim against the Company arising from any services provided by the Executive to the Company in any capacity prior to the Effective Date of this Agreement including, without limitation, any claims under the Prior Agreement.

(c)        Notices. All notices required or permitted under this Agreement shall be in writing and will be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(i) If to the Company, to:

Vision Marine Technologies Inc.

730 Boulevard du Curé-Boivin

Boisbriand, Quebec, Canada J7G 2A7

Attention: Chief Executive Officer

(ii) If to Executive, to:

Raffi Sossoyan

2465 Rue Robitaille

Saint-Laurent, Quebec, Canada H4K 1K3

Address on File

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day. “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of Quebec, Canada.

(d)        Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(e)        Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The Prior Employment Agreement is declared null and void as of the Effective Date.

(f)        Independent Legal Advice. The Executive acknowledges that the Company has recommended that the Executive obtain independent legal advice with respect to this Agreement, and that the Executive has had a reasonable opportunity to do so prior to executing this Agreement.

(g)        Governing Law. For all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Quebec, Canada, and the federal laws of Canada applicable thereto.

(h)        Successors and Assigns; Change in Control. This Agreement shall be binding upon and inure to the benefit of both parties and each of its successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement; provided, however, that the obligations of Executive are personal and shall not be assigned or delegated by him.

(i)        Personal Information. The Executive acknowledges that the Company is obligated to comply with the Quebec Act Respecting the Protection of Personal Information in the Private Sector and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. The Executive agrees to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in ensuring that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information.

(j)        Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k)        Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(l)        Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

(m)       Survival. The provisions of Sections 7 through 11 of this Agreement shall survive any termination of Executive’s employment.

12.	Approvals

The effectiveness of this Agreement is subject to the approval of the Board. Delivery of this Agreement executed by the Company to Executive shall be deemed conclusive evidence of such approval and upon such approval this Agreement shall be deemed effective as of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

EXECUTIVE:		VISION MARINE TECHNOLOGIES, INC.

By:	/s/ Raffi Sossoyan	By:	/s/ Alexandre Mongeon
	Name: Raffi Sossoyan		Name: Alexandre Mongeon
	Title: CFO		Title: CEO